EXHIBIT 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Form S-11 of our report dated October 17, 2005 related to the statement of revenues and certain operating expenses for One Financial Plaza for the year ended December 31, 2004 (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Prospectus, which is a part of the Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Travis, Wolff & Company, LLP

Dallas, Texas
September 21, 2006